Exhibit 4.32

These are the rules, as approved by the board of Wolseley plc on 9 November 2001, and by the shareholders of Wolseley plc on 14 December 2001 and amended by the Remuneration Committee on 14 February 2003 and 19 October 2006

Chairman

WOLSELEY

EMPLOYEE SHARE PURCHASE PLAN 2001

 Established pursuant to an Ordinary Resolution
of the Company dated 14 December 2001 and
amended by a resolution of the Remuneration Committee
dated 14 February 2003

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ARTICLE I
DEFINITIONS

1.01	Act

Act means the United Kingdom Income and Corporation Taxes Act 1988.

1.02	Board

Board means the Board of Directors of the Company or a duly authorised committee thereof.

1.03	Change in Control

Change in Control means an occurrence in which a company (the “Acquiring Company”):

(a)      obtains Control (which for purposes of this definition has the meaning given to it by Section 840 of the Act) of the Company as a result of making —

(i)     a general offer to acquire the whole of the issued share capital of the Company (other than that which is already owned by it and/or by its Holding Company and/or any Subsidiaries of its Holding Company) made on a condition such that if satisfied the Acquiring Company will have Control of the Company, or

(ii)     a general offer to acquire all of the Shares (or such Shares as are not already owned by the Acquiring Company and/or its Holding Company and/or any Subsidiaries of its Holding Company), or

(b)     obtains Control of the Company pursuant to a compromise or arrangement sanctioned by the court under Section 425 of the United Kingdom Companies Act 1985, or

(c)     becomes bound or entitled to acquire Shares under Sections 428 to 430 of the United Kingdom Companies Act 1985.

1.04	Code

Code means the United States Internal Revenue Code of 1986, and any amendments thereto.

1.05	Company

Company means Wolseley plc.

1.06	Control Change Date

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

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1.07	Date of Exercise

Date of Exercise means the date prescribed by the Board as the date on which each Option is deemed to be exercised. The Date of Exercise shall be no later than 60 days following the first anniversary of the Date of Grant.

1.08	Date of Grant

Date of Grant means the date prescribed by the Board as the date on which Options are deemed to be granted. Notwithstanding the preceding sentence (a) there may not be more than one Date of Grant during a calendar year and (b) each Date of Grant must be within the forty-two day period following (i) the shareholders’ approval of the Plan in accordance with Article XV, (ii) an Annual General meeting of the Company or (iii) the Company’s announcement of its results to the London Stock Exchange.

1.09	Election Date

Election Date means the last business day of the Enrollment Period or such other date as the Board may determine.

1.10	Eligible Employee

Eligible Employee means a person who on the Date of Grant is an employee or director of a Participating Company and who satisfies the following requirements:

(a)      has been continuously employed by a Participating Company for a period of at least one year;

(b)      whose customary employment with the Participating Company is for greater than 20 hours per week; and

(c)      whose customary employment with the Participating Company is for greater than five months in any calendar year.

The preceding sentence to the contrary notwithstanding, an individual who is a Five Percent Shareholder is not an Eligible Employee.

1.11	Enrollment Form

Enrollment Form means the form, prescribed by the Board, that a Participant uses to authorise deductions from his compensation in accordance with Article V.

1.12	Enrollment Period

Enrollment Period means the period prior to the Date of Grant prescribed by the Board during which each Eligible Employee may elect to participate in the Plan during that Offering Period.

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1.13	Fair Market Value

Fair Market Value means, on any given date, the closing middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange or the primary exchange on which Shares are listed. If, on any given date, no Shares are traded on the London Stock Exchange or such primary exchange, then Fair Market Value shall be determined with reference to the closing middle market quotation as derived from the Daily Official List of the London Stock Exchange or as reported by such other primary exchange on the next preceding day that Shares were so traded.

1.14	Five Percent Shareholder

Five Percent Shareholder means any individual who, immediately after the grant of an Option, owns or would be deemed to own more than five percent of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company. For this purpose, (i) an individual shall be considered to own any stock owned (directly or indirectly) by or for his brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary, and (ii) stock of the Company or any Subsidiary of the Company that an individual may purchase under outstanding options (whether or not granted under this Plan) shall be treated as stock owned by the individual.

1.15	Holding Company

Holding Company has the meaning assigned to it by Section 736 of the United Kingdom Companies Act 1985.

1.16	Offering Period

Offering Period means the period beginning on each Date of Grant and ending on the Date of Exercise relevant to that Offering Period.

1.17	Option

Option means a share option that entitles the holder to purchase a stated number of Shares in accordance with, and subject to, the terms and conditions prescribed by the Plan.

1.18	Participant

Participant means an Eligible Employee, including an Eligible Employee who is a member of the Board, who satisfies the requirements of Article IV and who elects to receive an Option.

1.19	Participating Company

Participating Company means the Company and any Subsidiary of the Company which is designated by the Board as a Participating Company provided that such Subsidiary is a

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“subsidiary corporation” (within the meaning of Section 424 of the Code) of the Company, including a corporation that becomes a Subsidiary of the Company after the adoption of this Plan whose Eligible Employees are eligible to participate in the Plan by virtue of the Board’s designation or approval.

1.20	Plan

Plan means the Wolseley Employee Share Purchase Plan 2001.

1.21	Share or Shares

Share or Shares means fully paid ordinary shares of 25 pence each in the capital of the Company. References to “Share” or “Shares” include American Depository Receipts that evidence such Shares.

1.22	Subsidiary

Subsidiary has the meaning assigned to it by Section 736 of the United Kingdom Companies Act 1985.

ARTICLE II
PURPOSES

The Plan is intended to assist the Company and any Subsidiary of the Company in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and any Subsidiary of the Company and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of Options qualifying under Section 423 of the Code. No Option shall be invalid for failure to qualify under Section 423 of the Code. The proceeds received by the Company from the sale of Shares issued pursuant to this Plan shall be used for general corporate purposes.

ARTICLE III
ADMINISTRATION

The Plan shall be administered by the Board. The Board shall have complete authority (subject to Article XIII hereof) to interpret all provisions of this Plan; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Board shall not be construed as limiting any power or authority of the Board. Any decision made, or action taken, by the Board in connection with the administration of this Plan shall be final and conclusive. Neither the Board nor any member thereof shall be liable for any act done in good faith with respect to this Plan or any Option. All expenses of administering this Plan shall be borne by the Company.

The Board, in its discretion, may delegate to one or more officers of the Company all or part of the Board’s authority and duties. The Board may revoke or amend the terms of a

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delegation at any time but such action shall not invalidate any prior actions of the Board’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV
ELIGIBILITY

Each person who is or will be an Eligible Employee on the Date of Grant may elect to participate in the Plan by completing an Enrollment Form in accordance with Section 5.01 and returning it to such person as the Board may nominate on or before the Election Date.

ARTICLE V
COMPENSATION DEDUCTIONS

5.01	Enrollment Form

(a)     An Eligible Employee who satisfies the requirements of Article IV becomes a Participant for an Offering Period by completing an Enrollment Form and returning it to the Board on or before the Election Date. The Participant’s Enrollment Form shall authorise deductions from his or her compensation for purposes of the Plan in whole US dollar, or equivalent in other currencies, mutiples of at least $25 and not more than $400 per month (or such other minimum or maximum amounts as the Board may prescribe from time to time). Notwithstanding the previous sentence, the maximum monthly contribution which a Participant may make in respect of all Options granted under the Plan may not exceed the US dollar equivalent of the maximum monthly contribution from time to time allowed under a savings-related share option scheme approved by the United Kingdom Inland Revenue under the Act.

(b)     Except as provided in this Section 5.01(b), a Participant may not contribute to, or otherwise accumulate funds under, the Plan except by compensation deductions in accordance with his or her Enrollment Form. Notwithstanding the preceding sentence, the Board may permit a Participant to contribute to the Plan by personal cheque, subject to such cheque clearing upon first presentation. The Board will determine the number of personal cheques that a Participant may deliver for an Offering Period and will specify the last date or the period in which a personal cheque may be delivered to the Board for an Offering Period. Unless otherwise determined by the Board, a Participant may submit only one personal cheque for an Offering Period and such cheque must be delivered to the Board at least ten business days prior to the Date of Exercise. Unless otherwise determined by the Board, the minimum amount that may be contributed to the Plan by personal cheque shall be US $100 (or equivalent in other currencies) and the maximum amount shall be the maximum contribution for the Offering Period pursuant to Section 5.01(a) reduced by the sum of (i) amounts previously accumulated for the Offering Period by compensation deduction(s), (ii) amounts expected to be accumulated for the remainder of the Offering Period by compensation deduction(s) and (iii) amounts previously contributed by personal cheque. A Participant who revokes his or her Enrollment Form for an Offering Period or who ceases to be an employee of the Company or a Subsidiary of the Company for any reason may not thereafter contribute to the Plan by delivery of his or her personal cheque.”

(c)     A Participant’s Enrollment Form becomes operative on the Election Date. An Enrollment Form may be amended or revoked before the Election Date. Once an Enrollment

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Form becomes operative it will continue in effect, and may not be amended, until the earlier of the Date of Exercise, the Participant’s termination of employment or the Participant’s withdrawal from the Plan in accordance with Section 8.01.

5.02	Participant’s Account

A recordkeeping account shall be established for each Participant. All amounts deducted from a Participant’s compensation pursuant to his or her Enrollment Form and all amounts contributed by personal cheque pursuant to Section 5.01 (b) shall be credited to his or her account.”

ARTICLE VI
OPTION GRANTS

6.01	Number of Shares

(a)     Each Eligible Employee who is a Participant on the Date of Grant shall be granted an Option as of the Date of Grant. The number of Shares subject to such Option shall, subject to Section 6.01 (c) below, be the number of whole Shares determined by dividing the aggregate of the twelve monthly contributions which the Participant has elected to save together (where the Board has permitted contributions to be made by personal cheque pursuant to Section 5.01) with an amount equal to the difference between those contributions and $4800 (or such other sum as noted in the final sentence of Section 5.01 (a) or the equivalent in other currencies) which difference is the maximum that can be contributed to the Plan by personal cheque pursuant to Section 5.01 (b) (“the Difference”), notionally converted into the pounds sterling equivalent at such rate of exchange at or about the Date of Grant as the Board may select, by the option price. Where the Board has permitted contributions to be made by personal cheque then, for the avoidance of any doubt, to the extent that the Participant does not make any contribution by personal cheque or if such contribution is insufficient to enable the Participant to purchase as at the Date of Exercise the number of Shares determined by dividing the Difference by the option price (“the Excess Shares”) then the Participant shall be deemed not to have been granted an Option for the Excess Shares. For the further avoidance of doubt, for the purposes of Section 9.03 (10% in 10 year limit) where the Board permits a contribution to the Plan to be made by way of personal cheque pursuant to Section 5.01, the number of Excess Shares shall be included in the calculation of the number of Shares over which Options to subscribe have been granted. Notwithstanding anything herein contained to the contrary no Participant will be granted an Option or Options in any calendar year for more than a number of Shares determined by dividing $25,000 by the Fair Market Value on the Date of Grant.

(b)     An Option covering a fractional Share will not be granted under the Plan. Any amount remaining to the credit of the Participant’s account after the exercise of an Option or, if he or she does not continue to participate in the Plan, shall be returned to the Participant.

(c)     Subject to Article IX, the Board may prescribe a maximum number of Shares for which Options may be granted on any Date of Grant. If the aggregate Shares for which Options are applied for in an Offering Period exceed the limit imposed by the Board for the Offering Period, the Options granted will be reduced pro rata for each Participant until the excess applications are eliminated.

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6.02	Option Price

The price per Share for Shares purchased on the exercise of an Option shall be the amount prescribed by the Board; provided that such price shall not be less than eighty-five percent of the Fair Market Value on the Date of Grant. In no event shall the price per Share for Shares purchased on the exercise of an Option be less than the nominal value of a Share.

ARTICLE VII
EXERCISE OF OPTION

7.01	Automatic Exercise

Subject to the provisions of Articles VIII, IX and XI, each Option shall be exercised automatically as of the Date of Exercise for the lower of:

(a)     such number of whole Shares that may be purchased with the amount credited to the Participant’s account at the Date of Exercise; and

(b)     the number of Shares over which the Option was granted.

7.02	Change in Control

Notwithstanding any other provision of this Plan, in the event of a Change in Control, the Date of Exercise for all outstanding Options shall be the Control Change Date.

7.03	Winding up

Notwithstanding any other provision of this Plan, if a resolution is passed, or an order is made, for the voluntary winding-up of the Company, the Date of Exercise for all outstanding Options shall be the date on which that resolution is passed or, as the case may be, the order is made.

7.04	Nontransferability

Each Option granted under this Plan shall be nontransferable other than by will or the laws of descent and distribution. During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant. A Participant’s Option will lapse immediately if he purports to transfer it or to create any interest in it in favour of a third party or if a bankruptcy order is made in respect of him or a similar event occurs under the laws of any country other than England.

7.05	Employee Status

For purposes of determining whether an individual is employed by the Company or a Subsidiary of the Company, the Board may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.

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7.06	Delivery of Certificates

Subject to the provisions of Articles IX and XI, the Company shall deliver, to each Participant for each Offering Period, the certificate or certificates evidencing the Shares acquired by each Participant during the Offering Period.

7.07	Vesting

A Participant’s interest in the Shares purchased upon the exercise of an Option shall be immediately vested and nonforfeitable.

7.08	Rights of new Shares issued

Any new Shares issued on the exercise of an Option must rank equally in all respects with other Shares then in issue except for rights which attach to Shares by reference to a record time or date prior to the time or date of issue.

7.09	Listing

The Company must apply to the United Kingdom Listing Authority to have any new Shares issued under the Plan admitted to the Official List and to the London Stock Exchange to have the Shares admitted to trading. The Company need not do so, however, if the Shares are not traded on the London Stock Exchange. If the Shares are traded on any other stock exchange, the Company shall apply to relevant authorities to have the Shares issued under the Plan admitted to trading on such exchange.

ARTICLE VIII
WITHDRAWAL AND
TERMINATION OF EMPLOYMENT

8.01	Generally

A Participant may revoke his or her Enrollment Form for an Offering Period and withdraw from participation in the Plan for that Offering Period by giving written notice to that effect to the Board at any time before the Date of Exercise. In that event, the entire amount credited to his or her account will be paid to the Participant promptly after receipt of the notice of withdrawal and no further payroll deductions will be made from his or her compensation for that Offering Period and no amount may be contributed to the Plan thereafter pursuant to Section 5.01 (b) for that Offering Period. Except as provided in Section 8.03 below, a Participant shall be deemed to have elected to withdraw from the Plan in accordance with this Section 8.01 if he or she ceases to be an employee of the Company or any Subsidiary of the Company for any reason; and in such event, the Participant shall not have any claim against the Company or any Subsidiary of the Company on account of his or her withdrawal from the Plan. Except as provided in Section 7.03 above, a Participant shall also be deemed to have elected to withdraw from the Plan in accordance with Section 8.01 in the event of a resolution being passed, or an order being made, for the Company to be wound up.

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8.02	Subsequent Participation

A Participant who has withdrawn his or her participation in the Plan under Section 8.01 may submit a new Enrollment Form to the Board and resume participation in the Plan for any later Offering Period, provided that he or she satisfies the requirements of Article IV and the Board receives his or her Enrollment Form on or before the Election Date.

8.03	Death, Disability and Retirement

In the event that the Participant ceases to be employed by the Company or any Subsidiary of the Company on account of disability, retirement, or death, the Participant (or the Participant’s executor or heir) shall have the right to continued participation in the Plan for the remainder of the current Offering Period (without any further contributions) and the right to the exercise of any Option as of the Date of Exercise based on the amount credited to the Participant’s account on the date of the Participant’s death or termination of employment on account of disability or retirement.

ARTICLE IX
SHARES SUBJECT TO PLAN

9.01	Aggregate Limit

For purposes of this Plan, the maximum aggregate number of Shares that may be issued or transferred pursuant to the exercise of Options is 50,000,000. The maximum aggregate number of Shares that may be issued or transferred under this Plan shall be subject to adjustment as provided in Article X.

9.02	Reallocation of Shares

If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of Shares allocated to the Option or portion thereof may be reallocated to other Options to be granted under this Plan.

9.03	10% in 10 year limit

The number of Shares over which Options to subscribe for unissued Shares may be granted under the Plan on any date shall be limited so that, when aggregated with:

(a)     the number of Shares issued in the 10 year period ending on that date under any other employee share scheme operated by the Company (other than an employee share option scheme); and

(b)     the number of Shares issued or capable of being issued pursuant to options that have been granted in the 10 year period ending on that date under any other employee share option scheme operated by the Company, the total number of Shares shall not exceed 10% of the issued ordinary share capital of the Company on that date. In this Section, “issue” means the allotment and issued of Shares forming

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part of the authorised but unissued share capital of the Company and derivative expressions shall be construed accordingly.

ARTICLE X
ADJUSTMENT UPON CHANGE IN SHARE CAPITAL

The maximum number of Shares as to which Options may be granted under this Plan and the terms of outstanding Options shall be adjusted as the Board shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock split-ups, subdivisions or consolidations of Shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event described in Rule 11.1 of the Wolseley Employees Savings Related Share Option Scheme 1981 . Any determination made under this Article X by the Board shall be final and conclusive.

The issuance by the Company of Shares of any class, or securities convertible into Shares of any class, for cash or property, or for labour or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of Shares or obligations of the Company convertible into such Shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of Shares as to which Options may be granted or the terms of outstanding Options.

ARTICLE XI
COMPLIANCE WITH LAW AND
APPROVAL OF REGULATORY BODIES

No Option shall be exercisable, no Shares shall be issued or acquired, no certificates for Shares shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), the laws of England, any listing agreement to which the Company is a party, and the rules of all stock exchanges on which the Company’s Shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Shares for which an Option is exercised may bear such legends and statements as the Board may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Shares shall be issued or acquired, no certificate for Shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Board may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XII
GENERAL PROVISIONS

12.01	Effect on Employment and Service

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ of the Company or any Subsidiary of the Company or in any way affect any right and power of the Company or any Subsidiary of the Company to terminate the employment of any individual at any time with or without assigning a reason therefor.

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12.02	Unfunded Plan

The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

12.03	Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

ARTICLE XIII
AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of Shares that may be issued under the Plan, (ii) the amendment changes the class of individuals eligible to become Participants or (iii) except for immaterial amendments designed to facilitate the administration of the Plan or amendments which the Board considers necessary or desirable to obtain or retain favourable tax, exchange control or regulatory treatment for Participants or for the Company or any Subsidiary, the amendment benefits employees or Participants or increases any individual or Plan limit. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Option outstanding at the time such amendment is made.

ARTICLE XIV
DURATION OF PLAN

No Option may be granted under this Plan after 21 September 2011. Options granted before that date shall remain valid in accordance with their terms.

ARTICLE XV
EFFECTIVE DATE OF PLAN

Options may be granted under this Plan upon its approval by a majority of the votes entitled to be cast by the Company’s shareholders, voting either in person or by proxy, at a duly held shareholders’ meeting within twelve months after this Plan is adopted by the Board.

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Schedule A – Europe

1.	Interaction with Article I to Article XV of the Plan

The provisions of Articles I to XV of the Plan shall, save where otherwise specified below, apply in relation to Options granted under this Schedule A, and references to “the Plan” shall include this Schedule A.

2.	Definitions

2.1	Clause 1.07 shall not apply but shall instead be replaced by the following: “Date of Exercise” means the date prescribed by the Board as the date on which each Option is deemed exercised. The Date of Exercise shall be no later than 2 months following the Maturity Date.

2.2	“Maturity Date” means the first day of the month following the final payment in the Savings Period.

2.3	“Savings Period” means the period of 36 or 60 months (notwithstanding that a Participant is paid in four weekly or on a more regular cycle as part of his employment by a Participating Company) for which a Participant undertakes to save, as set out in their Enrollment Form.

2.4	Sub Clauses 1.10(b) and 1.10(c) shall not apply.

2.5	“Enrollment Period” means the period prescribed by the Board during which each Eligible Employee may elect to participate in the Plan during that Offering Period.

3.	Purposes

3.1	For the avoidance of doubt Options granted under this Schedule A to the Plan are not intended to qualify under Section 423 of the Code.

4.	Administration

4.1	The final sentence of the first paragraph in Article III shall be replaced to read as follows: “All expenses of administering this Plan shall be borne by the Company or any Participating Company.”

5.	Eligibility

5.1	There shall be added the following new paragraph after the existing rule in Article IV: “An Eligible Employee may not enrol under this Schedule A in respect of any Offering Period if he has enrolled under the Plan in respect of the same Offering Period, nor may an Eligible Employee participate under this Schedule A and under any other savings related share option scheme operated by the Company.”

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6.	Compensation deductions

6.1	In Clause 5.01(a) all references to US Dollars and other currencies shall be construed for the purposes of awards made under this Schedule A as references to Euros and other currencies.

7.	Option Grants

7.1	In Clause 6.01(a) the words “twelve”, “$4800 (or” and “other”, together with the bracket after the word “currencies” shall be removed in respect of Options granted under this Schedule A as shall the final sentence commencing “Notwithstanding anything”.

7.2	Clause 6.01(b) shall not apply but shall be replaced with the following: “An Option covering a fractional Share will not be granted under the Plan. Any amount remaining to the credit of the Participant’s account after the exercise of an Option shall be forfeited, unless the Board determine otherwise.”

8.	Exercise of Option

8.1	Clause 7.01 shall not apply but shall be replaced with the following:

“Exercise

(a)     The exercise of any Option granted under the Plan shall be effected in such form and manner as the Board may from time to time prescribe.

(b)     Subject to the provisions of Articles VIII, IX and XI, each Option shall be exercisable from the Maturity Date for a period of 2 months for the lower of:

		(i)	such number of whole Shares that may be purchased with the amount credited solely from the Participant’s contributions during the Savings Period (and not, for the avoidance of doubt, any interest which may be credited) to the Participant’s account at the Date of Exercise; and

		(ii)	the number of Shares over which the Option was granted.

	(c)	An Option shall lapse upon the expiry of 2 months after the Maturity Date or earlier where the provisions of Clause 8.01 or 8.03 apply.”

8.2	Clause 7.06 shall be amended in respect of Options granted under this Schedule A by the inclusion of the words “or as may be required by local law” after the words “Articles IX and XI”

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9.	Withdrawal and Termination of Employment

9.1	The second sentence of Clause 8.01 shall not apply but shall be replaced with the following:

“In that event, the entire amount credited to his or her account will within a reasonable time be paid to the Participant, less any costs and interest if any (unless the Board determine otherwise), and no further payroll deductions will be made from his or her compensation for that Offering Period and no amount may be contributed to the Plan thereafter pursuant to Section 5.01(b) for that Offering Period.”

9.2	In Clause 8.03 include after “retirement” the word “redundancy,” remove the remaining text commencing “to continued participation” and replace with “to exercise their Option for a period of 2 months commencing on their date of termination to the extent of the amount credited to their account on the date of their termination (excluding any interest, unless the Board determine otherwise) after which the Option shall lapse.”

10.	Compliance with Law and approval of regulatory bodies

10.1	In Article XI replace “federal and state laws” with “local laws in the relevant jurisdiction”.